Filed Pursuant to Rule 433
Registration Statement No. 333-136681
March 19, 2008 REVISED
Issuer: International Lease Finance Corporation
Issue of Securities: Medium Term Notes
Principal Amount: $900,000,000
Coupon: 6.375%
Interest Payment Dates: Semi-annually every Mar 25 and Sep 25, commencing Sep 25, 2008
Maturity: March 25, 2013
Initial Price to Public: $99.894
Underwriters Discount: 0.25%
Proceeds before expenses: $896,796,000
Optional Redemption: N/A
Minimum Denomination: $1,000 and integral multiples of $1,000 Settlement Date: March 25, 2008
CUSIP: 45974VB72
Underwriters: Citigroup Global Markets Inc. (22.5%)
Credit Suisse Securities (USA) LLC (22.5%)
J.P. Morgan Securities Inc. (22.5%)
HSBC Securities (USA) Inc. (22.5%)
SG Americas Securities, LLC (10%)
The issuer has filed a registration statement (including a prospectus)with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the documents incorporated by reference therein and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, or by calling J.P. Morgan Securities Inc. collect at 212-834-4533.